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                                  EXHIBIT 10.7

                         PURCHASE AGREEMENT FOR THE LAND
                   IMMEDIATELY ADJACENT TO THE ADIC BUILDINGS

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                                                                     ADIC - Land

                               PURCHASE AGREEMENT

     THIS PURCHASE AGREEMENT ("Agreement") is made as of November 20, 2001, by and between OPUS NORTHWEST, L.L.C., a Delaware limited liability company ("Seller") and WELLS CAPITAL, INC., a Georgia corporation ("Purchaser").

     In consideration of this Agreement, Seller and Purchaser agree as follows:

     1. Sale of Real Property. Seller agrees to sell to Purchaser, and Purchaser agrees to buy from Seller, all of Seller's right, title and interest in and to the following property:

        (a) Real Property. Fee simple interest in that certain parcel of real estate currently being part of the southern half of Lot 4A, Compark
     Filing No. 2 according to the recorded plat thereof recorded May 8, 2000, at Reception No. 20031092, Douglas County, Colorado, being approximately
     3.43 acres as more particularly depicted on Exhibit A hereto, which
                                                 ---------
     depiction is subject to verification by survey in accordance with Section 3(b) below and platting pursuant to the provisions of Section 8 below (the "Land") together with all rights, privileges, easements, reversions, water rights, development rights, air rights, servitudes and appurtenances thereunto belonging or appertaining, and all right, title and interest of Seller, if any, in and to the streets, alleys and rights-of-way adjacent to the Land (collectively, the "Real Property").

     2. Purchase Price. The purchase price for the Real Property (the "Purchase Price") will be $3.00 per square foot of "Net Area" (as defined below) included in the Land. Upon recording of the "Amended Plat" (as defined in Section 8) and completion of the "Survey" (as defined in Section 3(b) below) reflecting the recording of the Lot Line Adjustment (as provided for in Section 8(a)), the Purchase Price will be deemed adjusted to equal the amount per square foot set forth above multiplied by the number of square feet of Net Area of the Land as certified on the Survey. As used herein, "Net Area" means land area expressed in square feet, excluding any land area lying within the dedicated public roads or streets. The Purchase Price will be payable as follows:

        (a) Initial Earnest Money Deposit. Concurrently herewith, Purchaser shall deposit the sum of Twenty-Five Thousand and 00/100 Dollars ($25,000.00) with the escrow department of North American Title Company of Colorado ("Title Company") pursuant to an escrow agreement in substantially the form of Exhibit C attached hereto and made a part hereof (the "Escrow
                 ---------
     Agreement"). Such sum, together with any interest thereon less any investment fees related thereto, is sometimes hereinafter collectively referred to as the "Earnest Money." The Earnest Money shall be deposited in a federally insured interest-bearing money market account and disbursed according to the terms of this Agreement and the Escrow Agreement. All of the Earnest Money shall be credited against the Purchase Price and be paid to Seller at Closing.

        (b) Cash at Closing. The balance of the Purchase Price (after taking into account the payments made under (a) above, plus or minus prorations and other

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     adjustments, if any, shall be paid by Purchaser to Seller at Closing by wire transfer of immediately available funds.

     3. Conditions Precedent to Closing. Purchaser's and Seller's respective obligations to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions ("Conditions Precedent") on or before November 30, 2001 ("Contingency Date"):

          (a) Underlying Purchase Agreement. Seller is a party to a certain Purchase and Sale Agreement dated August 24, 2001 (the "Underlying Purchase Agreement") by and between 470 Compark LLC ("Compark"), as seller, and Seller, as purchaser, pursuant to which Compark has agreed to sell and Seller has agreed to buy certain real property of which the Real Property is a part. The parties acknowledge that Seller's obligation to convey the Real Property is conditioned upon Seller successfully closing the purchase of the Real Property in accordance with the Underlying Purchase Agreement. Seller agrees to use its reasonable commercial efforts to complete the transaction contemplated by the Underlying Purchase Agreement on or before the Contingency Date.

          (b) Title/Survey. Seller has previously furnished or will furnish to Purchaser a current title commitment ("Commitment") for an owner's title policy issued by the Title Company showing title in Compark and including endorsements for zoning, mineral (Form 100.29) owner's comprehensive (Form
     100), covenants (Form 100.5), survey and access (with copies of all underlying title documents listed in the Commitment other than any financing documents encumbering the Real Property), which Commitment is in a nominal amount, but shall be increased to the Purchase Price at Closing, and will furnish to Purchaser at least ten business days prior to the Contingency Date, a ("Survey") for the Real Property prepared in accordance with the Minimum Standard Detail Requirements for Class A Land Title Surveys (jointly established by ALTA/ACSM, as revised in 1999) and certified to Seller, the Title Company, Purchaser, and Purchaser's lender. The Survey shall certify the description of the Land as subdivided pursuant to the Amended Plat (described in Section 8(a) below) and shall certify the Net Area of the Land for purposes of determining the Purchase Price. If the Survey discloses survey defects or if the Commitment shows exceptions (collectively, "Unpermitted Encumbrances") other than the matters set forth on Exhibit C attached hereto and made a part hereof (collectively,
        ---------
     "Permitted Encumbrances"), then Purchaser shall notify Seller, in writing, at least five business days prior to the Contingency Date, specifying the Unpermitted Encumbrances. In such event, prior to the Contingency Date, Purchaser shall have received adequate assurances in writing from Seller that the Unpermitted Encumbrances will be removed, satisfied, or cured on or before Closing, it being acknowledged by the parties hereto that the written commitment by the Title Company to delete such Unpermitted Encumbrance from the final title insurance policy to be issued by the Title Company shall constitute removal or cure of such Unpermitted Encumbrance for purposes hereof.

          (c) Tests. Seller has previously delivered or will deliver to Purchaser on or before November 17, 2001 true and correct copies of Permits and the environmental assessments or soils reports in Seller's possession or control with respect to the Real Property, for Purchaser's review and analysis. Seller shall allow Purchaser and

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     Purchaser's officers, employees, agents, attorneys, accountants, architects and engineers access to the Real Property and to the books and records in Seller's possession or control relating to the Real Property, without charge and at all reasonable times, for the purpose of making such inspections, tests and verifications (collectively, "Tests") as they shall deem reasonably necessary. On or before the Contingency Date, Purchaser shall be satisfied, in its sole and absolute discretion, with the results of the Tests. Purchaser shall pay all costs and expenses of the Tests and shall defend, indemnify and hold harmless Seller, and its agents, employees and contractors, and the Real Property, from and against any and all loss, cost, damage, liability, settlement, cause of action or threat thereof or expense (including, without limitation, reasonable attorneys' fees and costs) arising from or relating to the Tests. Purchaser shall cause any consultants retained by Purchaser and which shall enter upon the Real Property to name Seller and Seller's management agent as additional insureds on such consultants' policies of liability insurance. Purchaser shall promptly repair and restore any damage to the Real Property attributable to the conduct of the Tests, and shall promptly return the Real Property to substantially the same condition as existed prior to the conduct of the Tests. No Tests shall be conducted without Seller's approval as to the time and manner of such Tests, which approval shall not be unreasonably withheld or delayed. At Seller's sole option, any such Tests shall be performed in the presence of a representative of Seller. In the event Purchaser elects to terminate this Agreement as provided in this
     Section 3, or if this Agreement otherwise terminates as provided for hereunder for reasons other than default by Seller, then Purchaser shall promptly deliver to Seller copies of the written results of all Tests, including, without limitation, any environmental assessments prepared with respect to the Real Property; provided, however, if Purchaser and any consultants performing any of the Tests have entered into a written agreement prohibiting delivery of any Test results to any other party, Purchaser shall not be required so to deliver copies of the written results thereof. Anything in this Agreement to the contrary notwithstanding, the obligations of Purchaser under this Section 3(c) shall survive Closing and any termination of this Agreement; provided, however, that the indemnity by Purchaser in favor of Seller under this Section 3(c) shall survive only with respect to claims asserted in writing by Seller within one (1) year after the Closing or one (1) year after any termination of this Agreement.

     If any of the Conditions Precedent have not been satisfied on or before the Contingency Date, or if Purchaser is not satisfied, in its sole and absolute discretion, with any other aspect of the Real Property, then this Agreement may be terminated, at Purchaser's sole option, by written notice from Purchaser to Seller. Such notice of termination may be given at any time on or before the Contingency Date. Except as otherwise provided herein, upon such termination, neither party will have any further rights or obligations regarding this Agreement or the Real Property, and the Earnest Money shall be returned to Purchaser. Failure of Purchaser to give Seller notice of termination on or before the Contingency Date shall constitute an irrevocable waiver by Purchaser of the right of Purchaser to terminate this Agreement under this Section 3. All the Conditions Precedent are specifically stated and agreed to be for the sole and exclusive benefit of Purchaser, and Purchaser shall have the right unilaterally to waive, in whole or in part, any Condition Precedent by written notice to Seller.

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     4.   Covenants by Seller. Seller covenants and agrees with Purchaser that from the date hereof until the Closing Date (as such term is defined in Section 9(a) hereof), Seller shall conduct its business involving the Real Property as follows (except as specifically provided to the contrary herein):

          (a) Transfers; Easements. Seller shall refrain from transferring any of the Real Property, or creating on the Real Property any easements, restrictions, liens, assessments or encumbrances without the express prior written consent of Purchaser, provided, however, that Seller may plat the Property as provided below.

          (b) Contracts. Seller shall refrain from entering into or amending any contracts or other agreements regarding the Real Property (other than contracts in the ordinary course of business which are necessary to the closing of the transaction under the Underlying Purchase Agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

     5.   Representations and Warranties by Seller.

          (a) Representations and Warranties. Seller represents and warrants to Purchaser as follows:

               (i) Authority. Seller is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and in good standing under the laws of the States of Minnesota and Colorado. Seller has the requisite power and authority to enter into and perform this Agreement and Seller's Closing Documents (as such term is defined in Section 10(a) hereof). This Agreement and Seller's Closing Documents have been duly authorized by all necessary action on the part of Seller and have been or will be duly executed and delivered by Seller. Seller's execution, delivery and performance of this Agreement and Seller's Closing Documents will not conflict with or result in a violation of Seller's organizational documents, or any judgment, order or decree of any court or arbiter, to which Seller is a party. This Agreement and Seller's Closing Documents (when signed) are valid and binding obligations of Seller, and are enforceable against Seller in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, creditor's rights and other similar laws.

               (ii) Hazardous Substances. Seller shall make available to Purchaser in accordance with Section 3(c) hereof complete copies of all environmental reports and studies with respect to the Real Property conducted or received by Seller from any third party (the "Environmental Reports"). Except as disclosed by the Environmental Reports or any other environmental assessment obtained by Purchaser, to the best of Seller's knowledge, (A) the Real Property has never been used for the production, storage, deposit or disposal of hazardous substances in any reportable quantities under and in violation of applicable environmental laws; and (B) no above or below ground gas or fuel storage tank is or has been located at the Real Property. Seller has not received any written notice from any

                                       4

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         applicable governmental authority that any hazardous substances have been placed or located upon the Real Property in violation of applicable environmental laws.

              (iii) FIRPTA. Seller is not a "foreign person," "foreign partnership," "foreign trust" or "foreign estate" as those terms are defined in Section 1445 of the Internal Revenue Code.

              (iv) Proceedings. There is no action, litigation, condemnation or proceeding of any kind pending or, to the best knowledge of Seller, threatened against Seller or against any portion of the Real Property, which would have an adverse effect on the use or value of the Real Property or an adverse effect on the ability of Seller to perform its obligations under this Agreement.

              (v) Condition of the Real Property. Seller has not received written notice from any governmental authority having jurisdiction over the Real Property of any violation of any applicable law, rule, regulation or code of any such governmental authority, which has not been cured or remedied and to the best of Seller's knowledge, no such violation exists.

              (vi) Books and Records. To the best of Seller's knowledge, the books and records relating to the Real Property which have been made or will be made available to Purchaser by Seller accurately reflect the operation of the Real Property.

              (vii) Special Assessments. Except as shown on any tax bills delivered to Purchaser and the Commitment, Seller has not received any notice, in writing, of any special assessments which affect the Real Property. Seller makes the following disclosure to Purchaser, which disclosure is required in certain circumstances by Colorado law:
         SPECIAL TAXING DISTRICTS MAY BE SUBJECT TO GENERAL OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY OWNERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES PURCHASERS SHOULD INVESTIGATE THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS, EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN SUCH MILL LEVIES.

              (viii) No Other Agreements. Other than the Permitted Encumbrances, there are no leases, service contracts, management agreements, or other agreements or instruments in force and effect, oral or written, that grant to any

                                        5

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         person whomsoever or any entity whatsoever any right, title, interest or benefit in or to all or any part of the Real Property, any rights to acquire all or any part of the Real Property or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Real Property.

              (ix) Certificates. Seller has heretofore provided Purchaser with complete and accurate copies of all Permits which are known by Seller to relate to the Real Property and which are in the possession or control of Seller.

              (x) Bankruptcy. Seller is solvent and has not made a general assignment for the benefit of creditors nor been adjudicated a bankrupt or insolvent, nor has a receiver, liquidator, or trustee for any of Seller's properties (including the Real Property) been appointed or a petition filed by or against Seller for bankruptcy, reorganization, or arrangement pursuant to the Federal Bankruptcy Act or any similar Federal or state statute, or any proceeding instituted for the dissolution or liquidation of Seller.

              (xi) No Roll Back Taxes. The Real Property has not been classified under any designation authorized by law to obtain a special low ad valorem tax rate or to receive a reduction, abatement, or deferment of ad valorem taxes which will result in additional, catch-up or roll-back ad valorem taxes in the future in order to recover the amounts previously reduced, abated or deferred.

         (b) Seller's Knowledge. For purposes of this Agreement, the phrase "to the best of Seller's knowledge" or words of similar import shall mean the actual knowledge of John Shaw, Vice President, Marshall Burton, Senior Director of Development, and Scott L. Menefee, Director of Real Estate Development. Seller represents to Purchaser that such persons are the only officers or representatives of Seller having principal responsibility for the development, management, operation, leasing and sale of the Real Property.

         (c) Representation and Warranty Becoming Untrue. In the event that, between the date of this Agreement and the Closing Date, Seller becomes aware that any of the foregoing representations and warranties of Seller is no longer true and correct, Seller shall promptly notify Purchaser thereof in writing. Seller covenants and agrees, within thirty (30) days (such thirty (30)-day period being sometimes hereinafter referred to as the "Warranty Cure Period"), to use reasonable efforts to cure any such then-incorrect representations and warranties, and the Closing shall be delayed in accordance with this Section 5(c) while Seller undertakes such efforts. If, after using reasonable efforts, Seller cannot effect such cure on or before the expiration of the Warranty Cure Period, Purchaser shall, within five (5) business days following expiration of the Warranty Cure Period, elect either (i) to terminate this Agreement (other than the rights and obligations of the parties that, by the express terms hereof, survive any termination of this Agreement), or (ii) to waive any such incorrect representations and warranties of Seller, and thereby release Seller from any and all liability or obligations with respect thereto, and to proceed hereunder, or (iii) if such representations and warranties of Seller are knowingly and intentionally breached by Seller, to exercise the remedies available to

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         Purchaser under Section 12(b) hereof. Failure of Purchaser to notify
         Seller within the aforesaid five (5)-business day period shall constitute Purchaser's irrevocable election under clause (ii) of the immediately preceding sentence. In the event that Purchaser terminates this Agreement as provided in clause (i) above, the Earnest Money shall be promptly returned to Purchaser.

         6. Representations and Warranties by Purchaser. Purchaser represents and warrants to Seller as follows: (a) Purchaser is a Georgia corporation duly organized and validly existing and in good standing under the laws of the State of Georgia, and by the Closing Date, will be in good standing under the laws of Colorado as may be required in order for the Title Company to issue the Title Policy required hereunder; (b) Purchaser has the requisite power and authority to enter into this Agreement and Purchaser's Closing Documents (as such term is defined in Section 10(c) hereof); (c) this Agreement has been duly authorized by all necessary action on the part of Purchaser and this Agreement and Purchaser's Closing Documents have been or will be duly executed and delivered by Purchaser; (d) Purchaser's execution, delivery and performance of this Agreement and Purchaser's Closing Documents will not conflict with or result in violation of Purchaser's organizational documents, or any judgment, order or decree of any court or arbiter, to which Purchaser is a party; and (e) this Agreement and Purchaser's Closing Documents (when signed) are valid and binding obligations of Purchaser, and are enforceable against Purchaser in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, creditor's rights and other similar laws.

         7. Other Matters Related to Representations and Warranties of Seller and Purchaser. The respective representations and warranties of Seller and Purchaser contained in this Agreement shall survive Closing; provided, however, that (a) any cause of action that Purchaser may have against Seller by reason of a breach or default of any of Seller's representations and warranties set forth herein shall automatically expire on the date which is one (1) year after the Closing Date ("Warranty Expiration Date"), except that the same shall not expire as to any such breach or default as to which Purchaser has instituted litigation against Seller prior to the Warranty Expiration Date; (b) Seller's total liability for any breach or breaches of its representations and warranties set forth herein shall in no event exceed Seller's interest in the Real Property or the proceeds from the sale thereof, as the case may be; and (c) Seller shall have no liability whatsoever to Purchaser with respect to any breach or breaches by Seller of its representations and warranties set forth herein, if, prior to Closing, Purchaser obtains actual knowledge of a fact or circumstance, the existence of which would constitute a breach of Seller's representations and warranties set forth herein, unless such representations and warranties of Seller are knowingly and intentionally breached by Seller. Among other things, for purposes hereof, Purchaser shall be deemed to have actual knowledge of any fact or circumstance set forth in the estoppel certificates delivered to Purchaser and in any environmental assessments or engineering reports received by Purchaser. Seller's representations and warranties set forth herein shall be deemed automatically modified to the extent that any information contained in any estoppel certificates delivered to Purchaser prior to Closing or in any environmental assessments or engineering reports received by Purchaser is inconsistent with the matters which are the subject to such representations and warranties.

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         8.   Development Covenants. The parties agree as follows:

              (a)    Subdivision. Prior to Closing, Seller, at Purchaser's
                     -----------
     expense, will cause to be prepared, submitted and processed with the County through approval all necessary applications and submittals for, and prior to the Closing Seller will, at its expense, cause to be recorded in the County's real property records, an administrative lot line adjustment that will create the Land, having substantially the same size and configuration and as set forth for the Land on Exhibit A hereto (or with such changes
                                      ---------
     thereto as may be approved in writing by Purchaser), as a separate legally subdivided lot or as part of Lot 2, Compark Filing No. 2, Douglas County, Colorado (the "Lot Line Adjustment"). Immediately upon recording of the approved Lot Line Adjustment, the legal description of the Land made by reference to the subdivided lot created by the Lot Line Adjustment will be deemed to be the legal description of the Land for all purposes under this Agreement, including, without limitation, the calculation of the Purchase Price, the Preliminary Title Commitment, the Title Policy and Seller's deed to Purchaser. Both parties' obligations to close the purchase and sale of the Property hereunder are contingent upon the recording of the Lot Line Adjustment prior to Closing. If despite its good faith efforts Seller is unable to cause the Lot Line Adjustment to be recorded prior to the originally scheduled "Closing Date" (as defined in Section 9(a)), then the Closing Date will be extended as provided in Section 9(b) below subject to the other terms and conditions hereof.

         9.   Closing.

              (a) Closing Date. The closing of the purchase and sale contemplated by this Agreement ("Closing") shall occur on or before December 21, 2001, or on such earlier or later date as Seller and Purchaser may mutually agree, subject to delays occasioned by operation of Sections 3(a), 5(c), 8.1, 9(b), or 10(b) hereof ("Closing Date"), at the offices of Seller's attorneys, Briggs and Morgan, P.A., 2400 IDS Center, Minneapolis, MN 55402 or at such other location as Seller and Purchaser may mutually agree.

              (b) Lot Line Adjustment/Extension. The parties acknowledge that, pursuant to Section 8(a), both parties' obligation to close are contingent upon the approval by Douglas County and recording of the Lot Line Adjustment. If the Lot Line Adjustment has not been approved and recorded by the original Closing Date set forth above or the date to which it may have been extended pursuant to this subsection (b), then the Closing Date will be extended to the later of (a) the seventh day after the Lot Line Adjustment is recorded; or (b) the date to which the Closing Date may be extended pursuant to this subsection (b). Seller will notify Purchaser if the Lot Line Adjustment will not be recorded prior to the then-scheduled Closing Date. Seller will also notify Purchaser not later than one day after the Lot Line Adjustment has been recorded and such notice will also specify the date (if applicable) to which the Closing Date has been extended pursuant to this subsection (b). If, despite Seller's efforts to cause the same to be approved and recorded, the Lot Line Adjustment has not been approved and recorded by February 28, 2002, then either party may terminate this Agreement by notice to the other, so long as such notice is given before Seller's notice to Purchaser that the Lot Line Adjustment has been recorded. Upon timely delivery of any such notice of termination, this Agreement will terminate, the Earnest Money will be returned to Purchaser and both parties will be

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         relieved of any further obligations hereunder, except for those obligations which expressly survive any termination hereof.

              (c) Purchaser's Closing Conditions Precedent. Purchaser's obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions ("Purchaser's Closing Conditions Precedent"); provided, however, that Purchaser shall have the unilateral right to waive any Purchaser's Closing Condition Precedent, in whole or in part, by written notice to Seller:

                     (i) The representations and warranties of Seller set forth in Section 5(a) hereof shall be, in all material respects, true and complete as of the Closing Date.

                     (ii) Seller shall have performed all of the obligations required to be performed by Seller under this Agreement, as and when required by this Agreement, in all material respects.

                     (iii) Seller shall deliver to Purchaser the Survey.

                     (iv) Seller shall have closed the sale to Purchaser of the Subject Property described in that certain Purchase Agreement dated October 25, 2001 by and between Seller and Purchaser (the "ADIC Building Purchase Agreement") in accordance with the terms thereof.

              (d) Seller's Conditions Precedent. Seller's obligation to consummate the transaction contemplated by this Agreement shall be subject to satisfaction or waiver of each of the following conditions ("Seller's Closing Conditions Precedent"); provided, however, that Seller shall have the unilateral right to waive any Seller's Closing Condition Precedent, in whole or in part, by written notice to
         Purchaser:

                     (i) The representations and warranties of Purchaser set forth in Section 6 hereof shall be, in all material respects, true and complete.

                     (ii) Purchaser shall have performed all of the obligations required to be performed by Purchaser under this Agreement, as and when required by this Agreement, in all material respects.

                     (iii) Purchaser shall have closed the purchase from Seller of the subject Property described in the ADIC Building Purchase Agreement in accordance with the terms thereof.

                     (iv) Seller shall have closed the purchase of the Land from Compark pursuant to the Underlying Purchase Agreement.

              (e) Failure of Condition Precedent. In the event that Purchaser's Closing Condition Precedent or Seller's Closing Conditions Precedent, as the case may be, have not been satisfied or waived as of the scheduled Closing Date as the same may be

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          extended as permitted above, and provided the failure to satisfy or waive any such condition is not attributable to a breach or default of this Agreement by Seller or Purchaser, as the case may be, this Agreement shall terminate (other than the obligations of the parties that, by the express terms hereof, survive any such termination) and the Earnest Money shall be returned to the Purchaser.

          10. Closing Deliveries.

              (a) Seller's Closing Documents. On the Closing Date, Seller shall execute and/or deliver to Purchaser or cause to be executed and/or delivered the following (collectively, "Seller's Closing Documents"):

                  (i) Deed. A Special Warranty Deed conveying the Real Property to Purchaser, free and clear of all encumbrances, except the Permitted Encumbrances, in the form set forth in Exhibit D
                                                                    ---------
               attached hereto and made a part hereof (the "Deed").

                  (ii) Seller's Affidavit. An Affidavit of Seller indicating that on the Closing Date, to the best of Seller's knowledge, there are no outstanding, unsatisfied judgments, tax liens (other than the lien of real estate taxes not yet due and payable) or bankruptcies against or involving Seller or the Real Property; and that, to the best of Seller's knowledge, there are no other unrecorded interests in the Real Property other than the Lease. Such Affidavit shall be in such form and shall contain such averments as may be reasonably required by the Title Company in order for the Title Company to issue to Purchaser its owner's policy of title insurance without exception for rights of parties in possession (other than the rights of the Tenant under the Lease, as tenant only) and without exception for filed or unfiled mechanics' and materialmen's liens.

                  (iii) FIRPTA Affidavit. A non-foreign affidavit properly
               containing such information as is required by Section 1445(b)(2) of the Internal Revenue Code and the regulations promulgated thereunder.

                  (iv) Colorado Form DR-1083. A Colorado Form DR-1083, in form required by law and signed by Seller, concerning the transaction contemplated by this Agreement.

                  (v) Title Documents. Such affidavits of Seller or other documents as may be reasonably required by the Title Company in order to record the Deed and issue the title insurance policy required by this Agreement.

                  (vi) Tax Reporting Designation. A Designation of Person Responsible for Tax Reporting under Internal Revenue Code Section 6045 in the form of Exhibit E attached hereto and made a part
                                   ---------
               hereof designating the Title Company as the party responsible for making returns required under Internal Revenue Code Section 6405.

          (b) Title Policy. At Closing, Seller shall cause the Title Company to deliver to Purchaser its owner's title insurance policy required by this Agreement. Seller hereby agrees that Seller shall remove, satisfy or cure at or prior to the Closing, any Unpermitted Encumbrances created by Seller after the effective date of this Agreement in violation of this Agreement or any Unpermitted Encumbrances consisting of taxes and installments of special assessments (except for taxes which are not yet due or payable which shall be prorated between Seller and Purchaser and installments of special assessments as provided in Section 10(a) below), mortgages, mechanic's or materialmen's liens or other such monetary encumbrances. In the event that Seller shall fail, on or before the date of Closing, to remove, satisfy or cure any Unpermitted Encumbrances that Seller is obligated hereunder to remove, satisfy or cure or as to which Seller gave assurance to Purchaser that Seller would remove, satisfy or cure as provided in Section 3(b) above or that Seller created after the Effective Date of this Agreement in violation of this Agreement, (i) Purchaser may terminate this Agreement by written notice to Seller and Title Company, in which even the Earnest Money shall be immediately refunded to Purchaser,
     (ii) Purchaser may remove, cure or cause the Title Company to endorse over such Unpermitted Encumbrance, in which event the Purchase Price payable pursuant to Section 2 hereof shall be reduced by an amount equal to the actual cost and expense incurred by Purchaser in connection with the removing, curing or endorsing over of such Unpermitted Encumbrance, or
     (iii) Purchaser may accept title to the Real Property subject to such Unpermitted Encumbrances, or (iv) any combination of items (ii) and (iii). In the event Purchaser elects to remove, cure or cause the Title Company to endorse over any such Unpermitted Encumbrances pursuant to item (ii) above, Purchaser at its option, upon giving notice to Seller, may extend the date of Closing until the curing of such Unpermitted Encumbrances or fifteen
     (15) days from and after the previously scheduled date of Closing, whichever shall first occur. If any defect or objection shall not have been removed, cured or endorsed over within such period, Purchaser may exercise its option under either item (i), (ii) or (iii) hereof.

          (c) Purchaser's Closing Documents. On the Closing Date, Purchaser shall execute and/or deliver or cause to be executed and/or delivered to Seller the following (collectively, "Purchaser's Closing Documents"):

               (i) Purchase Price. The cash portion of Purchase Price, plus or minus prorations and other adjustments, if any, by wire transfer of immediately available funds.

               (ii) Transfer Declaration. A real property transfer declaration, in form required by law and signed by Purchaser, concerning the transaction contemplated by this Agreement.

               (iii) Title Documents. Such affidavits of Purchaser other documents as may be reasonably required by the Title Company in order to record the Deed and issue the title insurance policy required by this Agreement.

          (d) Purchaser's and Seller's Closing Documents. On the Closing Date, Seller and Purchaser shall jointly execute and deliver the following:

                    (i) Closing Statement. A closing statement in form and substance reasonably acceptable to both Seller and Purchaser, and consistent with the terms, provisions and conditions of this Agreement.

                    (ii) Miscellaneous. Such other documents, instruments and
               affidavits as shall be reasonably necessary to consummate the transaction contemplated by this Agreement, including, without limitation, affidavits identifying any brokers involved as the only persons entitled to a brokerage or similar commission in connection with consummation of the transaction contemplated hereby.

          11. Adjustment and Prorations. At Closing, Seller and Purchaser shall make all adjustments and apportion all expenses with respect to the Real Property, including, without limitation, the following:

               (a) Ad Valorem Taxes. All real estate taxes attributable to the Property will be prorated as of the date immediately preceding the Closing Date (the "Proration Date"). Seller will pay all such taxes attributable to any period prior to the Closing Date. If the applicable tax rate and assessments for the Property have not been established for the year in which Closing occurs, the proration of real estate and/or personal property taxes as the case may be, will be based upon the rate and assessments for the preceding year with such proration to be adjusted in cash between Seller and Purchaser promptly after presentation of written evidence that the actual taxes payable for the year in which Closing occurs differ from the amounts used for proration purposes at Closing.

               (b) Title Insurance/Survey. Seller shall pay for the cost of the base owner's title insurance policy required under this Agreement and the Survey. Purchaser shall pay for the cost of any and all endorsements to the owner's title insurance policy which Purchaser is able to obtain from the Title Company, and all costs of any lender's title insurance policy.

               (c) Closing Fee. Seller and Purchaser will each pay one-half of any reasonable and customary closing fee by the Title Company.

               (d) Recording Costs. Seller shall pay the cost of recording all documents necessary to place record title in the condition required by this Agreement other than the cost of recording the Deed which shall be paid by Purchaser.

               (e) Attorney's Fees. Each of the parties shall pay its own attorneys' fees, except that a party defaulting under this Agreement or any closing document shall pay the reasonable attorneys' fees and court costs incurred by the nondefaulting party to enforce successfully its rights regarding such default.

               (f) Platting Expenses. Purchaser shall pay to Seller all costs of preparing and filing the Plat as provided in Section 8(a) above.

               (g) Other Costs. All other costs shall be allocated in accordance with the customs prevailing in similar transactions in the greater metropolitan Denver area.

          The obligations of the parties under this Section 10 shall survive the Closing and delivery of the Deed.

          12.  Default.

               (a) If Purchaser defaults in its obligation to consummate this Agreement, Seller shall be entitled, at Seller's option, to terminate this Agreement, and the Earnest Money shall be forfeited to Seller, as Seller's sole and exclusive remedy; provided, however, that Seller shall also have the right to sue for or otherwise recover actual damages as a result of Purchaser's failure to perform Purchaser's indemnity obligations herein.

               (b) If Seller defaults in its obligations under this Agreement or knowingly and intentionally breaches its representations and warranties hereunder, Purchaser shall be entitled either (i) to terminate this Agreement and have the Earnest Money returned as Purchaser's sole and exclusive remedy, or (ii) to enforce specific performance of the terms and provisions of this Agreement; provided, however, that if Purchaser elects to terminate this Agreement and have the Earnest Money returned, Seller agrees to pay the actual out-of-pocket expenses incurred by Purchaser (not to exceed $10,000) in connection with Purchaser's proposed acquisition of the Property.

          13. Condemnation. If, prior to the Closing Date, eminent domain proceedings are commenced against all or any part of the Real Property, or if the Real Property is subjected to a bona fide threat of eminent domain, or if Seller has received notice that any such eminent domain proceedings are contemplated, Seller shall immediately give notice to Purchaser of such fact and, at Purchaser's option (to be exercised within thirty (30) days after Seller's notice), this Agreement shall terminate. In the event of any such termination, neither party will have further obligations under this Agreement (other than the obligations of the parties that, by the express terms hereof, survive any such termination), and the Earnest Money shall be refunded to Purchaser. If Purchaser fails to elect to terminate (in the manner provided in this Section 13), then there shall be no reduction in the Purchase Price, and Seller shall assign to Purchaser at the Closing Date all of Seller's right, title and interest in and to any award made or to be made in the condemnation proceedings. Prior to the Closing Date, Seller shall not designate counsel, appear in, or otherwise act with respect to the condemnation proceedings without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that if any action is necessary with respect to such proceeding to avoid any forfeiture or material prejudice, Seller shall be entitled to take such action as and to the extent necessary without obtaining Purchaser's prior written consent.

          14. Broker's Commission. Seller represents and warrants to Purchaser that in connection with the transaction contemplated hereby, no third party broker or finder has been engaged or consulted by Seller or is entitled to compensation or commission in connection herewith. Seller shall defend, indemnify and hold harmless Purchaser from and against any and all claims of brokers, finders or any like third party claiming any right to commission or compensation by or through acts of Seller in connection herewith, other than Purchaser's Broker (defined below). Purchaser represents and warrants to Seller that in connection with the transaction contemplated hereby, no third party broker or finder has been engaged or consulted by Purchaser or is entitled to compensation or commission in connection herewith. Purchaser shall defend, indemnify and hold harmless Seller from and against any and all claims of brokers, finders or any like party claiming any right to commission or compensation by or through acts of Purchaser in connection herewith. The indemnity obligations hereunder shall include, without limitation, all damages, losses, risks, liabilities and expenses (including, without limitation, reasonable attorneys' fees and costs) arising from and related to matters being indemnified hereunder. Neither Purchaser's Broker nor any other broker, finder or like party shall be entitled to rely (as a third-party beneficiary or otherwise) on the provisions herein in claiming any right to commission or compensation or otherwise. The obligations of the parties under this Section 14 shall survive the Closing or any termination of this Agreement.

     15. Mutual Indemnification. Seller and Purchaser agree to indemnify each other against, and hold each other harmless from all liabilities (including, without limitation, reasonable attorneys' fees in defending against claims) arising out of the ownership, operation or maintenance of the Real Property for their respective periods of ownership; provided, however, that nothing herein shall diminish the defense, indemnify and hold harmless obligations of Purchaser set forth in Section 3(b) hereof with respect to matters arising from or related to the Tests. If and to the extent that the indemnified party has insurance coverage, or the right to make claim against any third party for any amount to be indemnified against as set forth above, the indemnified party will, upon full performance by the indemnifying party of its indemnification obligations, assign such rights to the indemnifying party. If such rights are not assignable, the indemnified party will diligently pursue such rights by appropriate legal action or proceeding and assign the recovery and/or right of recovery to the indemnifying party to the extent of the indemnification payment made by such party. The provisions of this Section 15 shall survive Closing and execution and delivery of the Deed.

     16. Assignment. Purchaser may not assign its rights under this Agreement without the prior written consent of Seller; provided, however, that Purchaser may assign its rights under this Agreement to Wells Operating Partnership, L.P., a Delaware limited partnership ("WLP") or Wells Real Estate Investment Trust, Inc., a Maryland corporation ("Wells REIT") or Wells Development Corporation, a Georgia corporation ("WDC") or any trust, corporation, partnership or limited liability company controlling, controlled by or under common control with Purchaser, WLP, Wells REIT, WDC or any partnership having Purchaser, WLP, Wells REIT or WDC or any entity controlled by Purchaser, WLP, Wells Reit or WDC as a direct or indirect general partner. For purposes hereof, "control" shall mean ownership (directly or indirectly) of 51% or more of the voting or other comparable ownership interest of any such trust, corporation, partnership or limited liability company. Any assignment shall be subject to all the provisions, terms, covenants and conditions of this Agreement, and the assignor shall, in any event, continue to be and remain liable under this Agreement, as it may be amended from time to time, as a principal and not as a surety without notice to such assignor. Any such assignment and assumption shall be evidenced by a written agreement in form and substance reasonably acceptable to Seller.

     17. Notices. Any notice or other communication in connection with this Agreement shall be in writing and shall be sent by United States certified mail, return receipt requested, postage prepaid, by nationally recognized overnight courier guarantee next day delivery, by telecopy or facsimile transmission, or by personal delivery, properly addressed as follows:

         If to Seller:          Opus Northwest, L.L.C.
                                1855 Blake Street
                                Suite 200
                                Denver, CO 80202
                                Attn: John Shaw, Vice President
                                Facsimile No.: (303) 297-3300

         With a copy to:        Opus L.L.C. Legal Department
                                10350 Bren Road West
                                Minnetonka, MN 55343
                                Attn:  Brad Osmundson
                                Facsimile No.: (952) 656-4814

         And a copy to:         Briggs and Morgan, P.A.
                                2400 IDS Center
                                Minneapolis, MN 55402
                                Attn: Charles R. Haynor, Esq.
                                Facsimile No.: (612) 334-8650

         If to Purchaser:       Wells Capital, Inc.
                                6200 The Corners Parkway
                                Suite 250
                                Norcross, GA 30092
                                Attn: Michael C. Berndt
                                Facsimile No.: (770) 200-8199

         With a copy to:        O'Callaghan & Stumm LLP
                                127 Peachtree Street NE, Suite 1330
                                Atlanta, GA 30303
                                Attn: William L. O'Callaghan, Esq.
                                Facsimile No.: (404) 522-3080

All notices shall be deemed given three (3) business days following deposit in the United States mail with respect to certified or registered letters, one (1) business day following deposit if delivered to an overnight courier guaranteeing next day delivery and on the same day if sent by personal delivery or by telecopy or facsimile transmission (with proof of transmission). Attorneys for each party shall be authorized to give notices for each such party. Any party may change its address for the service of notice by giving written notice of such change to the other party, in any manner above specified.

     18. Captions. The section headings or captions appearing in this Agreement are for convenience only, are not a part of this Agreement, and are not to be considered in interpreting this Agreement.

     19. Entire Agreement; Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter herein contained, and all prior negotiations, discussions, writings and agreements between the parties with respect to the subject matter herein contained are superseded and of no further force and effect. No covenant, term or condition of this Agreement shall be deemed to have been waived by either party, unless such waiver is in writing signed by the party charged with such waiver.

     20. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     21. Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

     22. Severability. The unenforceability or invalidity of any provisions hereof shall not render any other provision herein contained unenforceable or invalid.

     23. "As Is" Sale. Purchaser acknowledges that except as set forth in this Agreement and in Seller's Closing Documents (which term "Seller's Closing Documents" includes the documents referred to in Section 9(d) above), (a) neither Seller, nor any principal, agent, attorney, employee, broker, or other representative of Seller, has made any representation or warranty of any kind whatsoever, either express or implied, with respect to the Real Property or any matter related thereto; (b) Purchaser is not relying on any warranty, representation, or covenant, express or implied, with respect to the condition of the Real Property; and (c) Purchaser is acquiring the Real Property in its "AS-IS" CONDITION WITH ALL FAULTS. In particular, but without limitation, except as set forth in this Agreement and the Seller's Closing Documents, Seller makes no representations or warranties with respect to the use, condition, occupation or management of the Real Property, compliance of the Real Property with applicable statutes, laws, codes, ordinances, regulations or requirements or compliance of the Real Property with covenants, conditions, and restrictions, whether or not of record.

     24. Time of Essence. Time is of the essence of this Agreement.

     25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     26. Exhibits. The following exhibits are made a part hereof, with the same force and effect as if specifically set forth herein:

         Exhibit A -   Depiction of Land
         Exhibit B -   Form of Earnest Money Escrow Agreement
         Exhibit C -   Permitted Encumbrances
         Exhibit D -   Form of Special Warranty Deed
         Exhibit E -   Designation of Person Responsible for Tax Reporting

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:                               SELLER:

WELLS CAPITAL, INC.,                     OPUS NORTHWEST, L.L.C.
a Georgia corporation                    a Delaware limited liability company

By: /s/ Douglas P. Williams              By:   /s/ John M. Shaw
   -------------------------------          ------------------------------------

Its:  Douglas P. Williams                Its: V.P./GENERAL MANAGER
    ------------------------------           -----------------------------------
      Senior Vice President

                                    EXHIBIT A

                                Depiction of Land

                                    EXHIBIT A

                                  Real Property

                                     [MAP]

                                    EXHIBIT B

                     Form of Earnest Money Escrow Agreement

     THIS EARNEST MONEY ESCROW AGREEMENT ("Agreement") is made as of November __, 2001, by and among OPUS NORTHWEST, L.L.C., a Delaware limited liability company ("Seller"), WELLS CAPITAL, INC., a Georgia corporation ("Purchaser"), and North American Title Company of Colorado, a Colorado corporation ("Escrow Agent").

                                    RECITALS:

     A. By that certain Purchase Agreement dated as of November ___, 2001 "Purchase Agreement"), between Seller and Purchaser, Seller has agreed to sell to Purchaser and Purchaser has agreed to purchase from Seller all of Seller's right, title and interest in and to the Real Property, upon and subject to the terms and provisions set forth in the Purchase Agreement.

     B. Seller and Purchaser desire that Escrow Agent act as escrowee to receive, hold and disburse funds in the manner hereinafter set forth.

     C. Unless otherwise provided herein, all capitalized words and terms used herein shall have the same meanings ascribed to such words and terms as in the Purchase Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. Purchaser shall deposit with Escrow Agent the sum of Twenty Five Thousand and 00/100 ($25,000) as earnest money ("Earnest Money"). The Earnest Money, upon receipt by Escrow Agent, shall be invested in Escrow Agent's customary money market account. Purchaser shall be entitled to the interest accrued on the Earnest Money and the Earnest Money shall include such accrued interest. Escrow Agent shall acknowledge to Seller, in writing, receipt of the Earnest Money when it is delivered to Escrow Agent.

     2. Purchaser's Tax Identification Number is 58-1565532.

     3. Escrow Agent shall not be responsible for any penalties or loss of interest or any delays in withdrawing funds which may be incurred upon withdrawal of the Earnest Money in accordance with instructions given hereunder except to the extent attributable to Escrow Agent's negligence.

     4. In the event Escrow Agent receives written notice of default, non-performance, dispute or exercise of right under the Purchase Agreement from Seller or Purchaser accompanied by a demand for delivery to such party of the Earnest Money, Escrow Agent is immediately to give written notice to the other party of such claim and accompanying demand. In the event the other party fails to dispute or object to such claim and demand within ten (10) business days from the date of Escrow Agent's written notice, Escrow Agent is authorized to deliver the Earnest Money to the party making such claim and demand. In the event the other party disputes or objects to the aforesaid claim and demand within the 10-business day period prescribed herein, Escrow Agent is not to deliver the Earnest Money deposited hereunder without receipt of a mutual agreement of the parties, in writing, or appropriate court order. Subject to the foregoing, this Agreement shall at all times be subject to the joint order of Seller and Purchaser and upon such joint order Escrow Agent shall deliver the Earnest Money as instructed by such joint order.

     5. Seller and Purchaser shall each be responsible for payment of one-half of any escrow fee hereunder. Purchaser shall be responsible for payment of any investment fee.

     6. Any notice or other communication in connection with this Agreement shall be in writing and shall be sent by United States certified mail, return receipt requested, postage prepaid, by nationally recognized overnight courier guarantee next day delivery, by telecopy or facsimile transmission, or by personal delivery, properly addressed as follows:

           If to Seller:          Opus Northwest, L.L.C.
                                  1855 Blake Street
                                  Suite 200
                                  Denver, CO 80202
                                  Attn:  John Shaw, Vice President
                                  Facsimile No.: (303) 297-3300

           With a copy to:        Opus L.L.C. Legal Department
                                  10350 Bren Road West
                                  Minnetonka, MN 55343
                                  Attn:  Brad Osmundson
                                  Facsimile No.: (952) 656-4814

           And a copy to:         Briggs and Morgan, P.A.
                                  2400 IDS Center
                                  Minneapolis, MN 55402
                                  Attn:  Charles R. Haynor, Esq.
                                  Facsimile No.: (612) 334-8650

           If to Purchaser:       Wells Capital, Inc.
                                  6200 The Corners Parkway
                                  Suite 250
                                  Norcross, GA 30092
                                  Attn:  Michael C. Berndt
                                  Facsimile No.:  (770) 200-8199

           With a copy to:        O'Callaghan & Stumm LLP
                                  127 Peachtree Street NE, Suite 1330
                                  Alanta, GA 30303
                                  Attn:  William L. O'Callaghan, Esq.
                                  Facsimile No.: (404) 522-3080

               If to Escrow Agent:      North American Title Company of Colorado
                                        929 Broadway
                                        Denver, CO 80203
                                        Attn:  Valena Mulhern
                                        Facsimile No.: (303) 352-2101

All notices shall be deemed given three (3) business days following deposit in the United States mail with respect to certified or registered letters, one (1) business day following deposit if delivered to an overnight courier guaranteeing next day delivery and on the next business day if sent by personal delivery or by telecopy or facsimile transmission (with proof of transmission). Attorneys for each party shall be authorized to give notices for each such party. Any party may change its address for the service of notice by giving written notice of such change to the other party, in any manner above specified.

     7. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns under the Purchase Agreement.

     8. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado. In the event that any provision hereof shall be deemed illegal or unenforceable, said provision shall be severed herefrom and the remainder of this Agreement shall be enforced in accordance with the intentions of the parties as herein expressed.

     9. This Agreement may not be amended or altered except by an instrument in writing executed by all the parties hereto.

     10.Except as to deposits of funds for which Escrowee has received express written direction concerning investment or other handling, the parties hereto agree that the Escrow Agent shall invest the Earnest Money in Escrow Agent's customary federally insured money market account.

     11.If any party shall bring suit against the other to enforce the terms of this Agreement, the losing party shall pay to the prevailing party the prevailing party's costs and expenses (including, without limitation, reasonable attorneys' fees and costs) incurred in enforcing this Agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:                                    SELLER:
WELLS CAPITAL, INC.,                          OPUS NORTHWEST, L.L.C.

By:______________________________             By:_______________________________
   Its:__________________________                Its:___________________________


ESCROW AGENT:
NORTH AMERICAN TITLE
COMPANY OF COLORADO

By:______________________________
   Its:__________________________

                                    EXHIBIT C

                             Permitted Encumbrances

     1. Taxes and assessments which are a lien, but which are not yet billed, or are billed but are not yet delinquent.

     2. Any laws, regulations or ordinances (including, but not limited to, zoning, building and environmental matters) as to the use, occupancy, subdivision or improvement of the Real Property adopted or imposed by any governmental agency.

     3. Acts done or suffered by, through or under, or judgments against, Purchaser.

     4. Such other covenants, conditions, restrictions, easements or other title matters and exceptions as may be consented to by Purchaser in a separate writing.

     5. Any and all water rights or claims or title to water in, on or under the land.

     6. The right of the proprietor of a vein or lode to extract or remove his ore, should the same be found to penetrate or intersect the premises thereby granted as reserved in the United States Patent recorded December 15, 1897 in Book X at Page 323, and any and all assignments thereof or interests therein.

     7. The right of the proprietor of a vein or lode to extract or remove his ore, should the same be found to penetrate or intersect the premises thereby granted as reserved in the United States Patent recorded October 28, 1909 in Book X at Page 524, and any and all assignments thereof or interests therein.

     8. The covenants, conditions and restrictions imposed on the property by inclusion within the Arapahoe County Airport Influence Area, as disclosed by the instrument recorded February 8, 1983 in Book 465 at Page 324.

     9. Powers of the Cherry Creek Basin Authority as set forth in Article 25-8.5-111 in that instrument recorded May 6, 1988 in Book 790 at Page 718.

     10. The effect of the inclusion of the subject property in the E-470 Business Metropolitan District, as disclosed by the instrument recorded February 25, 1998 in Book 1515 at Page 1832.

     11. Covenants, conditions and restrictions as shown on the Compark Planned Development recorded September 21, 1998 at Reception No. 9875113 and a Resolution Approving Compark PD Rezoning and Major Amendment recorded June 16, 1999 in Book 1721 at Page 1047.

     12. Easements, notes, terms, conditions, provisions, agreements and obligations as shown on the plat of Compark Filing No. 2 recorded May 8, 2000 at Reception No. 200031092.

     13. The following matters as set forth on ALTA/ACSM Land Title Survey by Carroll & Lange, Inc., dated June 22, 2000 and last revised September 28, 2000, Job No. 2181 as follows:

         (a) Sanitary sewer line runs from the Southeast corner of the property outside of a designated easement area.

     14. An easement for utility lines and incidental purposes granted to Public Service Company of Colorado by the instrument recorded September 11, 2000 in Book 1893 at Page 545.

     15. An easement for storm drainage facilities and incidental purposes granted to The Board of County Commissioners of the County of Douglas by the instrument recorded January 10, 2001 in Book 1947 at Page 263.

     16. Matters shown on the Survey, not objected to by Purchaser pursuant to
Section 3(a) of the Purchase Agreement.

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